Contact:
Dee Ann Johnson
Vice President Controller &Treasurer
412-456-4410
dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE
PITTSBURGH, PA
February 4, 2011

Ampco-Pittsburgh Corporation Announces Results

Ampco-Pittsburgh Corporation (NYSE:AP) announces sales for the fourth quarter of 2010 of $82,165,000 compared with sales of $66,482,000 for the same quarter of 2009.  Loss from operations for the three months ended December 31, 2010 equaled $(12,399,000) and includes a pre-tax charge of $19,980,000 for additional net asbestos litigation costs through 2020 associated with products manufactured decades ago by the Air and Liquid Processing group.  Income from operations for the three months ended December 31, 2009 approximated $7,721,000 and includes a pre-tax charge of $2,694,000 for the write-off of goodwill of one of the divisions of the Air and Liquid Processing segment.  Net loss equaled $(9,653,000) or $(0.94) per common share for the three months ended December 31, 2010 and includes an after-tax charge of $12,931,000 or $1.26 per common share for additional net asbestos litigation costs through 2020.  For the comparable period of 2009, net income equaled $3,850,000 or $0.38 per common share and includes an after-tax charge of $2,831,000 or $0.28 per common share for the write-off of goodwill of one of the divisions of the Air and Liquid Processing segment and a reduction in the effective state tax rate for which certain net deferred tax assets will be realized.

Sales for 2010 of $326,886,000 compare with $299,177,000 for 2009.  Income from operations for 2010 equaled $24,727,000 and includes a pre-tax charge of $19,980,000 for additional net asbestos litigation costs through 2020. Income from operations for 2009 approximated $46,731,000 and includes a pre-tax charge of $2,694,000 for the write-off of goodwill of one of the divisions of the Air and Liquid Processing segment.  Net income for 2010 was $15,456,000 or $1.51 per common share and includes an after-tax charge of $12,931,000 or $1.26 per common share for additional net asbestos litigation costs through 2020.  For 2009, net income equaled $27,677,000 or $2.71 per common share and includes an after-tax charge of

$2,831,000 or $0.28 per common share for the write-off of goodwill of one of the divisions of the Air and Liquid Processing segment and a reduction in the effective state tax rate for which certain net deferred tax assets will be realized.

The improvement in sales for quarter and year is principally attributable to the Forged and Cast Rolls group as a result of increased demand. While escalating costs for raw materials continue to impact earnings of the segment negatively, operating income improved when compared to the prior year as a result of the additional volume. Notwithstanding the asbestos charge of $19,980,000, sales and operating income for the year for the Air and Liquid Processing group were lower than the prior year due to the slower recovery in the construction and energy sectors. The Corporation’s net income for the year benefited from foreign exchange gains versus foreign exchange losses in the prior year as well as a more favorable effective income tax rate.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation's Annual Report on Form 10-K as well as the Corporation's other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION
FINANCIAL SUMMARY

		Three Months Ended December 31,		Year Ended December 31
		2010	2009	2010	2009

Sales		$82,165,000	$66,482,000	$326,886,000	$299,177,000

Income (loss) from operations	(1)	(12,399,000)	7,721,000	24,727,000	46,731,000
Other expense – net		(977,000)	(906,000)	(105,000)	(1,842,000)

Income (loss) before income taxes and
equity losses in Chinese joint venture		(13,376,000)	6,815,000	24,622,000	44,889,000

Income tax benefit (provision)		3,907,000	(2,803,000)	(8,687,000)	(17,050,000)
Equity losses in Chinese joint
venture		(184,000)	(162,000)	(479,000)	(162,000)

Net income (loss)	(2)	$(9,653,000)	$3,850,000	$15,456,000	$27,677,000

Earnings per common share:
Basic	(2)	$(0.94)	$0.38	$1.51	$2.71
Diluted	(2)	$(0.94)	$0.38	$1.50	$2.71

Weighted-average number of common shares outstanding:
Basic		10,275,040	10,233,204	10,253,788	10,200,148
Diluted		10,317,445	10,216,167	10,290,824	10,204,292

(1)
Income (loss) from operations for the quarter and year ended December 31, 2010 includes a pre-tax charge of $19,980,000 for estimated costs of asbestos-related litigation, net of estimated insurance recoveries, through 2020.  Income (loss) from operations for the quarter and year ended December 31, 2009 includes a pre-tax charge of $2,694,000 for the write-off of goodwill deemed to be impaired at one of the divisions of the Air and Liquid Processing segment.

(2)
Net income (loss) for the quarter and year ended December 31, 2010 includes an after-tax charge of $12,931,000 or $1.26 per common share for estimated costs of asbestos-related litigation, net of insurance recoveries, through 2020.  Net income (loss) for the quarter and year ended December 31, 2009 includes an after-tax charge of $2,831,000 or $0.28 per common share for the write-off of goodwill deemed to be impaired at one of the divisions of the Air and Liquid Processing segment and a reduction in the effective state tax rate for which certain net deferred tax assets will be realized.